Exhibit 14.4

VASCO Data Security International, Inc.

Code of Conduct and Ethics

1. Introduction

The Board of Directors of VASCO Data Security International, Inc. (together with its subsidiaries, the "Company") has adopted this Code of Conduct and Ethics (the "Code") in order to:

(a) promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

(b) promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by the Company;

(c) promote compliance with applicable governmental laws, rules and regulations;
(d) promote compliance with Company’s contractual obligations;
(e) promote the protection of Company assets, including corporate opportunities and confidential information;
(f) promote fair dealing practices;
(g) promote fair and lawful processing of personal information;
(h) deter wrongdoing; and
(i) ensure accountability for adherence to the Code.

All directors, officers, employees and contractors are required to be familiar with the Code, take any related mandatory training made available, accept and comply with its provisions and report any suspected violations as described below in Section 18, Reporting and Enforcement.

2. Compliance
2.1 Employees, officers and directors should comply, in both letter and spirit, with all applicable laws, rules and regulations in the cities, states and countries in which the Company operates.

2.2 Although not all employees, officers and directors are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the Company’s Legal Department at Legal@vasco.com.

3. Honest and Ethical Conduct
3.1 The Company's policy is to promote high standards of integrity by conducting its affairs honestly and ethically.

3.2 Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company's customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.

4. Preventing Harassment and Discrimination

VASCO strives to maintain a work environment, which is free from discrimination and harassment, whether based on race, color, religion, gender, gender identity or expression, sexual orientation, national origin, genetics, disability, age, or any other factors that are unrelated to VASCO’s legitimate business interests. VASCO will not tolerate sexual advances, actions or comments, racial or religious slurs or jokes, or any other comments or conduct that, in the judgment of VASCO management, creates, encourages or permits an offensive or intimidating work environment.

5. Health, Safety and the Environment
5.1 Maintaining a safe and sustainable environment both inside and outside the workplace is vital to the health and well-being of us all.

5.2 VASCO provides a safe and drug-free working environment for its employees and to meet or exceed the standards of all applicable laws and regulations governing workplace safety, health and the environment. Misusing controlled substances or being under the influence of illegal drugs or alcohol is prohibited while performing work-related duties.

5.3 All directors, officers and employees should report any unsafe working conditions or workplace accidents to the local Human Resource Manager or the Chief Compliance Officer. Any acts or threats of violence towards another person or abuse of company property should be reported immediately to your local Human Resources Manager.

5.4 VASCO has a responsibility to operate in an environmentally sound manner, uphold ethical and social standards in its supply chain, and make a positive difference in the communities where its employees live and work. VASCO strives to increase the energy efficiency of its operations, reduce waste, and protect the environment.

6. A Company free of Conflicts of Interest

6.1 A conflict of interest occurs when an individual's private interest (or the interest of a member of his or her family interferes, or reasonably appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer or director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits because of his or her position in the Company. In addition, no director, officer or employee may compete with the Company during its employment.

6.2 Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances must be disclosed and approved by the Chief Compliance Officer. Loans by the Company to, or guarantees by the Company of obligations of, any director or officer or their family members are expressly prohibited.

6.3 Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest (or reasonably potential ones) should be avoided unless specifically authorized as described in Section 6.4.

6.4 Persons other than directors and officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should report the matter with their Local Human Resource Manager or the Chief Compliance Officer. The Local Human Resource Manager must report the matter to the Chief Compliance Officer with a written description of the activity and seeking the Chief Compliance Officer's determination. If the Local Human Resource Manager is himself involved in the potential or actual conflict, the matter should instead be discussed directly with the Chief Compliance Officer.

6.5 Directors and officers must seek determinations and prior authorizations or approvals of potential conflicts of interest from Chief Compliance Officer or the Chairperson of the Board’s Governance Committee.

7. Business Courtesy

7.1 The giving and receiving of gifts and entertainment is often part of building business relationships and corporate goodwill. However, a conflict of interest may arise if gifts or entertainment either influence business decisions or create the appearance of doing so. Therefore, it is important to carefully consider actual or apparent conflict of interest issues before offering or accepting gifts and entertainment. In certain situations, the exchange of limited, non-cash business courtesies may be appropriate, where permitted by applicable law.

7.2 Employees, officers and directors must exercise the utmost care when giving or receiving business-related gifts. Accepting or offering gifts of moderate value is permitted in situations where it is legal and in accordance with local business practices. Similarly, and to the extent permitted under applicable law, you may offer or accept meals and entertainment of reasonable value in connection with business discussions. However, any type of business courtesy, gift or gratuity is unacceptable if it could compromise your business judgment or improperly influence customers, suppliers, business partners or government officials.

7.3 Keep in mind that certain business courtesies, such as cash, checks, gift certificates and offers to pay non-business related travel and/or accommodations, are never acceptable. If you have any doubt about whether a particular gift is appropriate, consult Legal@vasco.com or the Chief Compliance Officer.

8. Protection and Proper Use of Company Assets

8.1 All directors, officers and employees should protect the Company's assets and ensure their efficient use. This includes both tangible and intangible assets. The Company and its employees must protect the confidentiality, integrity and availability of all forms of information used by, entrusted to and maintained by the Company on behalf of employees, investors, business partners, and customers.

8.2 All Company assets should be used only for legitimate business purposes, though incidental and reasonable personal use is permitted. Any information created, saved, sent or received using Company information systems may however be subject to technical monitoring that the Company performs for information security reasons. Any suspected incident of fraud or theft of Company assets should be reported for investigation immediately.

8.3 VASCO’s Information Security department has created policies and standards that will help each director, officer and employee secure its environment by understanding information security issues and acting responsibly. Each director, officer and employee must follow VASCO’s Information Security Policies required for the protection of VASCO’s information and systems.

8.4 The obligation to protect Company assets includes the Company's proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records, VASCO name and any non-public financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.

8.5 From time to time VASCO may also receive requests for money, Company assets or other Company resources to benefit a particular charity or civic group. These should be referred the appropriate supervisor within the business unit. The request should be discussed and approved by the Chief Compliance Officer. The Company does not make any political contributions to any political candidates, parties or campaigns.

9. Confidentiality

9.1 VASCO processes confidential information in a manner to ensure appropriate security and protect against unauthorized or unlawful processing. Confidential information includes all non-public information (regardless of its source), e.g. personal information, intellectual property, patent information or trade secret that might be of use to the Company's competitors or harmful to the employees, the Company or its customers, suppliers or partners if disclosed. Similarly, directors, officers and employees must maintain the confidentiality of information entrusted to them by the Company or by its customers, suppliers or partners, except when disclosure is expressly authorized or is required or permitted by law.

9.2 VASCO respects the privacy of all its employees, business partners and customers. Directors, officers and employees must handle personal information responsibly and in compliance with all applicable privacy laws. Employees, officers and directors must exercise special care when handling personal information.

10. Fair Dealing

Each director, officer and employee must deal fairly with the Company's customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job. No director, officer or employee may take unfair advantage of anyone through manipulation, concealment, abuse or privileged information, misrepresentation of facts or any other unfair dealing practice.

11. Company Records

11.1 All directors, officers and employees should to make sure that all Company information is recorded and reported accurately and promptly. This includes, but is not limited to, information concerning the Company’s employees, research and development activities, strategic plans, travel and expense claims, and general operations.

11.2 VASCO expects any regular document disposal must cease immediately if you are aware of or have reason to believe that the documents or materials are, or are likely to become, relevant to a business dispute, litigation matter or government inquiry (including all records that are subject to a legal hold or legal collection notice) or as requested by the Company. If you have any questions about the Company’s records retention, contact the Legal Department.

12. Disclosure

12.1 The Company's periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules.

12.2 Each director, officer and employee who contributes in any way to the preparation or verification of the Company's financial statements and other financial information must ensure that the Company's books, records and accounts are accurately maintained. Each director, officer and employee must cooperate fully with the Company's accounting and internal audit departments, as well as the Company's independent public accountants and counsel.

12.3 Each director, officer and employee who is involved in the Company's disclosure process must:

•	be familiar with and comply with the Company's disclosure controls and procedures and its internal control over financial reporting; and
•

take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

13. Anti-Bribery and Anti-Corruption

13.1 VASCO acts openly, honest, and direct. No employees, officer or director shall offer, give or accept money or anything of value from third parties, including customers and partners, to improperly obtain or retain business, secure an improper advantage, or otherwise influence them to act improperly. This applies to engagements with third parties from both commercial and public sectors.

13.2 VASCO is committed to comply with the U.S. Foreign Corrupt Practices Act, the UK Bribery Act and as well as other applicable national, local or international anti-bribery standards. VASCO strictly prohibits offering bribes to a government official for the purpose of attempting to influence, obtain or retain business or for any other improper purpose.

13.3 Paying bribes in connection with purely private sector transactions is prohibited as well. Corrupt activities of any kind have no place at VASCO.
14. Corporate Opportunities

All directors, officers and employees owe a duty to the Company to advance its interests when the opportunity arises. Directors, officers and employees are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Company assets, property, information or position.  Directors, officers and employees may not use Company assets, property, information or position for personal gain (including gain of friends or family members).

15. Insider Trading

Everyone at VASCO is prohibited from providing inside information—about the Company or its suppliers, customers, or other third parties—to others. Insider trading, insider dealing, and stock tipping are criminal offenses in most countries where VASCO does business. Employees shall follow the Company’s Insider Trading Policy. If you have any questions regarding this type of information, contact Legal Department for advice.

16. Anti-Competition Conduct

VASCO succeeds by competing vigorously and fairly in the marketplace in compliance with applicable antitrust, competition, and other laws and regulations designed to promote fair competition, free trade, and encourage ethical and legal behavior among competitors.

17. Trade Compliance

As a U.S. company, VASCO’s hardware and software products, services, and technology (i.e., technical data for the design, development, production or use of those products and source code) are subject to both U.S. and non-U.S. export laws and regulations. Before VASCO products, services and technology can be exported, re-exported, or delivered anywhere, VASCO must validate that it has the authorization to export under U.S. export regulations, European Union financial sanctions and the EU Dual-Use Export Control Regulations and any applicable trade compliance laws and regulations.

18. Reporting and Enforcement
18.1 Reporting and Investigation of Violations.
(a) Actions prohibited by this Code involving board directors or executive officers must be reported to the Board’s Governance Committee by the Chief Compliance Officer.

(b) Actions prohibited by this Code involving anyone other than a board director or executive officer must be reported to the Local Human Resource Manager, Chief Compliance Officer or to file a report via the internet, go to the Company’s report hotline.

(c) After receiving a report of an alleged prohibited action, the Board’s Governance Committee,  Local Human Resource Manager or the Chief Compliance Officer must promptly take all appropriate actions necessary to investigate.

(d) All directors, officers and employees are expected to cooperate in any internal investigation of misconduct.
18.2 Enforcement.
(a) The Company must ensure prompt and consistent action against violations of this Code.

(b) If, after investigating a report of an alleged prohibited action by a director or executive officer, the Board’s Governance Committee determines that a violation of this Code has occurred, the Board’s Governance Committee will report such determination to the Board of Directors.

(c) If, after investigating a report of an alleged prohibited action by any other person, Local Human Resource Manager or the Chief Compliance Officer determines that a violation of this Code has occurred, Local Human Resource Manager will report such determination to the Chief Compliance Officer.

(d) Upon receipt of a determination that there has been a violation of this Code, the Board of Directors or the Chief Compliance Officer will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.
18.3 Waivers.

(a) Each of the Board of Directors (in the case of a violation by a director or executive officer) and the Chief Compliance Officer (in the case of a violation by any other person) may, in its discretion, waive any violation of this Code.

(b) Any waiver for a director or an executive officer shall be disclosed as required by SEC and NASDAQ rules.
18.4 Prohibition on Retaliation.

The Company does not tolerate acts of retaliation against any director, officer or employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code.

19. Monitoring Compliance and Disciplinary Action

19.1 The Company’s management, under the supervision of its Board or its Audit Committee, shall take reasonable steps from time to time to (i) monitor compliance with this Code, and (ii) when appropriate, impose and enforce appropriate disciplinary measures for violations of this Code.

19.2 Disciplinary measures for violations of this Code may include, but are not limited to, counseling, oral or written reprimands, warnings, termination of employment or service.

19.3 The Company’s management shall periodically report to the Board or the Audit Committee, as applicable, on these compliance efforts including, without limitation, periodic reporting of alleged violations of this Code and the actions taken with respect to any such violation.